               ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                 MINIMUM GUARANTEED ANNUITY PAYOUT ("M-GAP") RIDER

OVERVIEW:

The M-GAP Rider ("Rider") is an optional rider you have selected. It guarantees a minimum level of income at the time of annuitization provided you annuitize in accordance with the provisions of the Rider.

DEFINITIONS:

"M-GAP Effective Date" - the date on which the Rider is effective. If the Rider is selected at issue or within the 30-day period immediately thereafter, the "M-GAP Effective Date" is the contract (1) issue date. If the Rider is selected on a contract anniversary or within the 30-day period immediately thereafter, the "M-GAP Effective Date" is that contract anniversary. If the Rider is selected at any other time, the "M-GAP Effective Date" is the next contract anniversary following the date of selection of the Rider.

"M-GAP Effective Annual Yield" - [5%]

"M-GAP Initial Payment Amount" - the Accumulated Value on the "M-GAP Effective Date".

"M-GAP Waiting Period" - the [ 10 ]-year period which begins on the "M-GAP Effective Date". The Rider can only be exercised after the expiration of the "M-GAP Waiting Period" and during a "M-GAP Benefit Window".

"[10]-Year M-GAP Rider Annual Percentage Rate" - [.25%]

"M-GAP Benefit Window" - the 30-day period during which the Rider can be exercised. The "M-GAP Benefit Window" always begins on a contract anniversary. The first "M-GAP Benefit Window" begins on the contract anniversary immediately following the "M-GAP Waiting Period".

APPLICABILITY:

This Rider is part of the contract to which it is attached and is effective on the "M-GAP Effective Date". The Rider can be exercised only when the Owner elects to annuitize under each of the following conditions:

     (a)  during an "M-GAP Benefit Window";
     (b)  under a fixed annuity option involving a life contingency; and
     (c) at the guaranteed annuity purchase rates specified under the Annuity Option Tables in your contract.

-------------------------------------
(1) "Contract", as used in this Rider, includes any "policy" to which the Rider is attached.

BENEFIT:

When the Rider is exercised, the M-GAP Benefit Base, less any applicable premium tax, is the value annuitized. On each contract anniversary, commencing with the "M-GAP Effective Date", the M-GAP Benefit Base is determined. The M-GAP Benefit Base is equal to the greatest of the following:

     (a) the Accumulated Value increased by any positive Market Value Adjustment (MVA), if applicable;
     (b)  the sum of:
          1) the "M-GAP Initial Payment Amount" accumulated daily at the "M-GAP Effective Annual Yield" starting on the "M-GAP Effective Date" and
          2) gross payments(2) accumulated daily at the "M-GAP Effective Annual Yield" starting on the Effective Valuation Date(3) of each gross payment reduced proportionately to reflect withdrawals; and
     (c) the highest Accumulated Value on any contract anniversary since the "M-GAP Effective Date" as determined after positive adjustments have been made for subsequent payments and any positive MVA, if applicable, and negative adjustments have been made for subsequent withdrawals.

For each withdrawal described in (b) and (c) above, the proportionate reduction is calculated by multiplying the (b) or (c) value, whichever applicable, determined immediately prior to the withdrawal by the following fraction:

                              Amount of the Withdrawal
                              ------------------------
          Accumulated Value determined immediately prior to the withdrawal

The M-GAP Benefit Base does not create an Accumulated Value. It is used solely for annuitization purposes to determine the value of the income stream when the Rider is exercised.

CHARGE FOR BENEFITS:

From the "M-GAP Effective Date" until the date the Rider is terminated, the Company will assess a monthly rider charge which will be deducted Pro Rata
(4) on the last day of each month and on the date the Rider terminates. The charge will be equal to the Accumulated Value on such date multiplied by 1/12th of the "[10]-Year M-GAP Rider Annual Percentage Rate".

TERMINATION:

This Rider will terminate on the earliest of the following dates:

     (a)  the date the Owner elects to annuitize;

--------------------------------------------

(2) "Gross payments", if not defined in your contract, includes any "gross Elective Payments".
(3) "Effective Valuation Date", if not defined in your contract, means the Valuation Date coincident with or next following the date of the Company's receipt of the payment.
(4) "Pro Rata", if not defined in your contract, means that the withdrawal is deducted from the Accumulated Value of each account in the same proportion as such value bears to the total policy/contract value.

     (b) when a death benefit is payable and the contract is not continued under a spousal takeover;
     (c)  surrender of the contract; or
     (d) receipt of the Owner's Written Request to terminate the Rider. The Owner may terminate the Rider anytime after the end of the 7-year period beginning on the "M-GAP Effective Date". The rider may be terminated prior to the end of such 7-year period only if such termination occurs on a contract anniversary or within the 30-day period immediately thereafter and in conjunction with the Owner's exercise of the "Repurchase Option", described below.

REPURCHASE OPTION:

If an Owner terminates the Rider on a contract anniversary or within the 30-day period immediately thereafter, the Owner may purchase another M-GAP Rider, at its then current price, only if on the date of termination:

     1)   an M-GAP Rider is still being offered by the Company and
     2) the Owner purchases an M-GAP Rider, with an "M-GAP Waiting Period" equal to or longer than the "M-GAP Waiting Period" for this Rider.

For purposes of determining the "M-GAP Effective Date" of the new Rider, the date of termination of this Rider will be considered to be the date of selection of the new Rider.









                Signed for the Company at Dover, Delaware.








                President                        Secretary






End3259.98


9-98-29